Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

APPOINTMENT OF NEW DIRECTOR

Contact:	John E. Hudson, SVP & Marketing Director	540-955-2510
jhudson@bankofclarke.com

BERRYVILLE, VIRGINIA (December 21, 2012) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, today announced that the members of the Board of Eagle Financial Services, Inc. and Bank of Clarke County voted unanimously at their Tuesday, December 18, 2012 meeting to appoint Mr. Robert E. Sevila to both boards.

Mr. Sevila is a principal with Sevila, Saunders, Huddleston & White, P.C. in Leesburg, Virginia where he joined the firm as an attorney in 1974. His practice emphasizes land use and administrative and municipal law, civil litigation, real estate and commercial law.

Upon his graduation from law school, Mr. Sevila served as a trial attorney in the Tax Division of the United States Department of Justice from 1970 to 1974.

Mr. Sevila served on the Herndon Town Council and served as the mayor for the Town of Leesburg from 1982 to 1992.

As Bank of Clarke County prepares for a Spring 2013 opening of its latest branch in Purcellville, the expansion of the board to include increased representation from Loudoun County is a strategic one. John R. Milleson, President and CEO of Bank of Clarke County, stated that Mr. Sevila’s appointment “adds depth and increased exposure to the board in our expansion market and brings expertise and different talents to the board that will only strengthen the effectiveness of both boards”.

Mr. Sevila will begin his duties immediately.